Exhibit 99.1

MarineMax Expands Its Worldwide Yacht Services

~Acquires Worldwide Leading Yacht Brokerage Company-Fraser Yachts Group~

~Expands Relationship with the Azimut/Benetti Group~

~Adds Benetti Class of Yachts in North America~

CLEARWATER, FL, July 2, 2019 – MarineMax, Inc. (NYSE: HZO), the nation's largest recreational boat and yacht retailer, today announced that it has entered into an agreement for the acquisition of the Fraser Yachts Group (Fraser) from the Italian-based Azimut/Benetti Group. Fraser is consistently ranked as the leading superyacht brokerage and largest luxury yacht services company in the world.  The transaction is expected to be accretive in its first full year.

Additionally, MarineMax strengthened its formidable relationship with the Azimut/Benetti Group, by expanding with Benetti Yachts, through a multiyear dealership agreement, to become its exclusive dealer for the Benetti Class of yachts in North America.

Fraser, founded in 1947, is based in Monaco and operates through 20 offices around the world with over 160 team members.  Fraser is a world-leader in yacht brokerage, yacht chartering,  yacht management, crew placement and new build consultation.  Its strong presence in Monaco and Ft. Lauderdale, Florida, two prominent yachting epicenters, provides the organization with a strong base from which to operate and provide its services world-wide. The entire team of Fraser is remaining in place and will continue to operate and manage its activities. Additionally, current directors, Paolo Vitelli and Roberto Giorgi, will remain with Fraser in an advisory capacity.

Azimut, founded in 1969 by Paolo Vitelli, acquired Benetti in 1985. The Azimut/Benetti Group is annually ranked as the largest motoryacht builder in the world. MarineMax has represented the Azimut brand in the United States since 2006, growing that brand to rank first in market share among current yacht builders. In connection with the above steps, MarineMax also enhanced its already strong relationship with Azimut.

W. Brett McGill, Chief Executive Officer and President of MarineMax, Inc., stated, "The acquisition of Fraser is significant for MarineMax as it dramatically increases our presence and strength in the strategically important superyacht category. Second, it expands our international capabilities and footprint, unlocking other potential future opportunities. We are very excited about adding Fraser and its team to MarineMax. Fraser is clearly the leader in the services it offers and we intend that it will operate in the future as it has historically. We are happy that Paolo and Roberto will remain with Fraser as their years of experience are invaluable.”

Mr. McGill continued, “We are also very excited to add the Benetti Class of yachts to our luxury motoryacht offering.  The history and product of Benetti separates the brand from other yachts and will allow for a great migration for many of our customers who are seeking larger and more luxurious yachts.”

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Paolo Vitelli, Chief Executive Officer and Chairman of the Azimut/Benetti Group, stated, “MarineMax has been a valued partner of the Group. MarineMax’s unrivaled success through many years makes it the best possible owner of Fraser for the future.  Strategically, becoming independent from the Group will favor the development of the commercial relationship of Fraser around the world.”

The acquisition is subject to the customary completion of certain legal requirements in Europe and is currently expected to be completed in stages over the next few weeks.

The Company will provide an update to its fiscal 2019 guidance in its June quarter 2019 earnings release.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler,  Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish,  Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 67 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands and the Bahamas. Through Fraser, MarineMax also offers yacht management and crew placement services in multiple countries around the world. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include the expectation that this transaction will be accretive in its first full year; that the already strong relationship between Azimut/Benetti and MarineMax will be augmented by the multiyear dealership agreement; that the acquisition opens the door to other potential opportunities; that the entire management team of Fraser will remain in place and operate the business; that current customers will want to migrate to the Benetti Class of yachts; the independence from the Azimut/Benetti Group will favor the development of the commercial relationships of Fraser around the world; the completion of the transaction, and its expected timing; and the Company’s update in its June quarter 2019 earnings release to its fiscal 2019 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release.

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These risks, assumptions and uncertainties include the Company’s abilities to accomplish its goals and strategies, the success of the acquisition, synergies expected from the acquisition, the ease of integration of Fraser, anticipated revenue enhancements, general economic conditions and the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Michael H. McLambBrad Cohen - Investor Relations

Chief Financial OfficerICR, LLC.

MarineMax, Inc.203.682.8211

Abbey Heimensen

Public Relations

727.531.1700